November 8, 2005
For Immediate Release
Telephone: (609) 561-9000
Investor Relations Contact: Stephen Clark x4260
Media Contact: Michael S. Nixon x4464

SJI Delivers Record Earnings
Nine Month Earnings Rise 29%
3Q Earnings Jump to $2.7 Million

Folsom, NJ - South Jersey Industries (NYSE:SJI) today reported record earnings from continuing operations for the first nine months of 2005 of $37.1 million, up 29% from the same period in 2004. Earnings per share from continuing operations during the same period were $1.32 in 2005, up 26% compared with $1.05 for the first nine months of 2004. For the third quarter of 2005, earnings from continuing operations totaled $2.7 million, or $0.09 per share, compared with $0.4 million, or $0.02 per share, for the same period last year. This is the second consecutive year that SJI earned a profit in what was traditionally a loss quarter. Earnings per share results for 2004 have been adjusted to reflect the impact of SJI’s two-for-one stock split completed on June 30, 2005.

“Our focused energy strategy and a wealth of growth opportunities have produced a track record of superior performance that has continued in 2005,” said SJI Chairman, President & CEO, Edward Graham. “It is the combination of delivered results and expectations of future performance that led “Public Utilities Fortnightly” magazine to rank us as one of the top 20 energy companies in the country. With the performance achieved during the first nine months of 2005 and my expectations for the fourth quarter, I am confident in our ability to meet an earnings per share growth target of at least 7% for 2005.” SJI’s earnings target incorporates projected operating performance that meets analyst expectations for fourth quarter earnings per share, as well as anticipated fourth quarter charges for an early retirement incentive program and potential additional reserves for uncollectible receivables due to high gas prices.

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Business and Financial Highlights:

Utility - Profit Up 23% Year-to-Date
For the first nine months of 2005, South Jersey Gas contributed $25.1 million to SJI’s bottom line, up considerably compared to 2004 performance of $20.4 million.
Performance improvement for the period was driven primarily by customer growth, lower depreciation expense and restructured rates implemented in July 2004. For the quarter, SJG’s loss of $0.8 million represented a 37% improvement from the $1.1 million loss reported in the third quarter 2004. An increase in Off System Sales revenues and customer growth offset the impacts of the transfer of the appliance service business to non-utility operations and higher depreciation and interest expenses.

o	SJG Customer Growth Remains Strong
SJG added 9,068 customers since September 2004, bringing total customers to 317,273 as of September 30, 2005. This equates to a 2.9% growth rate, the same as third quarter 2004. With customer growth well above the national average, SJG maintains its position as one of the faster growing natural gas utilities in the country. Customers added in the last 12 months should contribute approximately $1.9 million to gross margin on an annualized basis.

o	Future Savings Expected From Early Retirement Plan
An early retirement incentive program currently being offered to employees in the fourth quarter is expected to provide SJG with significant future cost savings beginning in 2006 in the areas of payroll, health care benefits and pension. The Company will incur a charge in the fourth quarter of 2005 based upon the number of participants in the plan.

Non-Utility - Contribution Up By 43% Through Nine Months
SJI’s non-utility business added $12.0 million to SJI’s bottom line for the first nine months of 2005, up 43% over the same period in 2004. Substantial performance gains at our wholesale gas, appliance service and on-site energy production businesses contributed to the record results. For the quarter, non-utility businesses contributed $3.5 million compared with $1.5 million for the third quarter of 2004. Highlighted performances are:

o	On-site Energy Production Business Delivers Outstanding Performance
Income contribution from our energy project business is up 19% to $2.6 million for the first nine months of 2005 compared with last year. Marina Energy’s earnings contribution jumped to $1.2 million for the third quarter, up from $0.6 million for the same period in 2004. Warm and humid summer weather experienced during the third quarter boosted performance at our energy production facilities.

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o	Commodity Marketing Earnings Double
For the nine months our commodity business has produced earnings of $7.6 million, up 31% from $5.8 million for the 2004 period. Increased sales volumes and the combination of high and volatile natural gas prices have created profitable opportunities for our wholesale commodity business throughout the year. The improved performance more than offset a smaller contribution from retail commodity marketing that resulted from lower customer levels. For the quarter, commodity marketing contributed $1.7 million to net income, up from $0.8 million for the same period in 2004.

o	Appliance Service Contribution Continues to Grow
For the first nine months, South Jersey Energy Service Plus added $1.5 million to non-utility income compared with $0.1 million for the same period last year. For the third quarter, our appliance business contributed $420,000 to SJI’s bottom line, compared with $32,000 for the prior year quarter. Performance improvement for the quarter and 9-month periods was driven by higher installation sales, productivity initiatives, service contract price increases implemented in September 2004, and the transfer of the business out of our utility in September 2004.

Balance Sheet Status
SJI’s balance sheet continues to improve, as measured by an increase in the ratio of total equity to total capitalization (inclusive of short-term debt) to 48% at September 30, 2005 from 46% at the same point in 2004. The ratio improvement is due to SJI’s recurring strong earnings performance and additional equity raised though our dividend reinvestment plan.

Webcast and Conference Call Details

South Jersey Industries’ Chairman, President and CEO, Edward Graham, will host an open conference call and webcast to discuss the company’s third quarter 2005 earnings on Tuesday, November 8, 2005 at 2:00p.m. EST. To participate in the conference call, dial 1-800-638-5439 approximately 10 minutes ahead of the scheduled time and provide the passcode of 53662606.

To listen to a live webcast, simply visit the South Jersey Industries website at http://www.sjindustries.com , click Investors and then click the webcast icon. A recorded version of the webcast will be available at SJI’s website following the call. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the code: 55514567. SJI encourages shareholders, media and members of the financial community to participate in the conference call and/or listen to the webcast.

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Forward-Looking Statement

This news release contains forward looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in SJI’s most recent reports on SEC Form 10-K and 10-Q. SJI assumes no duty to update these statements should actual events differ from expectations.

South Jersey Industries (NYSE: SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy, South Jersey Resources Group, South Jersey Energy Service Plus and Marina Energy. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.
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SOURCE: DAVID A. KINDLICK 609-561-9000
STEPHEN H. CLARK
COMPANY NAME: SOUTH JERSEY INDUSTRIES, INC.
MARKET: N
STOCK SYMBOL: SJI

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED
	Three Months Ended
	September 30,
	2005	2004
Operating Revenues:
Utility	$89,053	$71,434
Nonutility	67,918	58,015

Total Operating Revenues	156,971	129,449

Operating Expenses:
Cost of Sales - Utility	66,428	48,139
Cost of Sales - Nonutility	56,002	51,309
Operation and Maintenance	22,840	22,948
Energy and Other Taxes	1,733	1,772

Operating Income	9,968	5,281

Other Income and Expense:
Equity in Affiliated Companies	183	269
Other	(51)	183

Total Other Income and Expense	132	452

Interest Charges *	(5,326)	(5,143)

Income Taxes	(2,092)	(152)

Income from Continuing Operations	2,682	438

Discontinued Operations - Net	(191)	(184)

Net Income Applicable to Common Stock	$2,491	$254

Basic Earnings Per Common Share (Based on
Average Basic Common Shares Outstanding):
Continuing Operations	$0.095	$0.016
Discontinued Operations - Net	(0.007)	(0.007)

Basic Earnings Per Common Share	$0.088	$0.009

Average Common Shares Outstanding - Basic	28,244	27,590

Diluted Earnings Per Common Share (Based on
Average Diluted Common Shares Outstanding):
Continuing Operations	$0.094	$0.016
Discontinued Operations - Net	(0.007)	(0.007)

Diluted Earnings Per Common Share	$0.087	$0.009

Average Common Shares Outstanding - Diluted	28,459	27,829

	Nine Months Ended
	September 30,
	2005	2004
Operating Revenues:
Utility	$385,980	$340,869
Nonutility	253,600	232,745

Total Operating Revenues	639,580	573,614

Operating Expenses:
Cost of Sales - Utility	262,189	223,503
Cost of Sales - Nonutility	216,258	208,240
Operation and Maintenance	74,016	71,329
Energy and Other Taxes	9,008	8,732

Operating Income	78,109	61,810

Other Income and Expense:
Equity in Affiliated Companies	593	692
Other	278	1,042

Total Other Income and Expense	871	1,734

Interest Charges *	(15,553)	(15,076)

Income Taxes	(26,297)	(19,651)

Income from Continuing Operations	37,130	28,817

Discontinued Operations - Net	(517)	(466)

Net Income Applicable to Common Stock	$36,613	$28,351

Basic Earnings Per Common Share (Based on
Average Basic Common Shares Outstanding):
Continuing Operations	$1.326	$1.056
Discontinued Operations - Net	(0.018)	(0.017)

Basic Earnings Per Common Share	$1.308	$1.039

Average Common Shares Outstanding - Basic	27,999	27,278

Diluted Earnings Per Common Share (Based on
Average Diluted Common Shares Outstanding):
Continuing Operations	$1.315	$1.049
Discontinued Operations - Net	(0.018)	(0.017)

Diluted Earnings Per Common Share	$1.297	$1.032

Average Common Shares Outstanding - Diluted	28,221	27,483

	Twelve Months Ended
	September 30,
	2005	2004
Operating Revenues:
Utility	$540,059	$493,576
Nonutility	344,984	303,282

Total Operating Revenues	885,043	796,858

Operating Expenses:
Cost of Sales - Utility	365,668	324,958
Cost of Sales - Nonutility	295,732	272,002
Operation and Maintenance	104,331	102,348
Energy and Other Taxes	12,275	12,027

Operating Income	107,037	85,523

Other Income and Expense:
Equity in Affiliated Companies	802	929
Other	221	1,223

Total Other Income and Expense	1,023	2,152

Interest Charges *	(21,051)	(20,577)

Income Taxes	(35,724)	(26,902)

Income from Continuing Operations	51,285	40,196

Discontinued Operations - Net	(731)	(512)

Net Income Applicable to Common Stock	$50,554	$39,684

Basic Earnings Per Common Share (Based on
Average Basic Common Shares Outstanding):
Continuing Operations	$1.837	$1.491
Discontinued Operations - Net	(0.026)	(0.019)

Basic Earnings Per Common Share	$1.811	$1.472

Average Common Shares Outstanding - Basic	27,923	26,958

Diluted Earnings Per Common Share (Based on
Average Diluted Common Shares Outstanding):
Continuing Operations	$1.822	$1.480
Discontinued Operations - Net	(0.026)	(0.020)

Diluted Earnings Per Common Share	$1.796	$1.460

Average Common Shares Outstanding - Diluted	28,150	27,166

* Net of rate recovery of carrying costs on certain unrecovered fuel and environmental remediation expenses.